                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                     Between

                 MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED
                         as Trustee for and on behalf of
                     MACQUARIE GLOBAL INFRASTRUCTURE FUND A

                                       and

                MACQUARIE SPECIALISED ASSET MANAGEMENT 2 LIMITED
                         as Trustee for and on behalf of
                     MACQUARIE GLOBAL INFRASTRUCTURE FUND B

                                       and

                      MACQUARIE INFRASTRUCTURE ASSETS INC.

                            Dated as of June 7, 2004

                                TABLE OF CONTENTS

                                                                                    Page
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms..............................................     1
SECTION 1.02. Definitions........................................................     6

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares....................................     6
SECTION 2.02. Purchase Price.....................................................     7
SECTION 2.03. Closing............................................................     7
SECTION 2.04. Closing Deliveries by the Sellers..................................     7
SECTION 2.05. Closing Deliveries by the Purchaser................................     8

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

SECTION 3.01. Organization, Authority and Qualification of the Sellers...........     8
SECTION 3.02. Organization, Authority and Qualification of the Company...........     8
SECTION 3.03. Subsidiaries.......................................................     9
SECTION 3.04. Capitalization.....................................................     9
SECTION 3.05. No Conflict........................................................     9
SECTION 3.06. Consents and Approvals.............................................     9
SECTION 3.07. Litigation.........................................................     9
SECTION 3.08. Compliance with Laws...............................................    10
SECTION 3.09. Taxes..............................................................    10
SECTION 3.10. Insurance..........................................................    11
SECTION 3.11. Financial Statements...............................................    11
SECTION 3.12. Environmental Matters..............................................    11
SECTION 3.13. Brokers............................................................    13

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser........................    13
SECTION 4.02. No Conflict........................................................    13
SECTION 4.03. Consents and Approvals.............................................    13

SECTION 4.04. Brokers............................................................    13

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing...........................    14
SECTION 5.02. Access to Information..............................................    14
SECTION 5.03. Confidentiality....................................................    14
SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents..........    15
SECTION 5.05. Notice of Developments.............................................    16
SECTION 5.06. No Solicitation or Negotiation.....................................    16
SECTION 5.07. Release of Indemnity Obligations...................................    16
SECTION 5.08. Further Assurances.................................................    17
SECTION 5.09. Further Action.....................................................    17
SECTION 5.10. Notice of Termination of Initial Public Offering...................    17
SECTION 5.11. Company's Obligations..............................................    17
SECTION 5.12. Non-Competition....................................................    17
SECTION 5.13. Non-Solicitation...................................................    17

                                   ARTICLE VI

                                   TAX MATTERS

SECTION 6.01. Preparation and Filing of Tax Returns; Payment of Taxes............    18
SECTION 6.02. Transfer and Similar Taxes.........................................    18
SECTION 6.03. Tax Indemnification................................................    18
SECTION 6.04. Contests...........................................................    18
SECTION 6.05. Miscellaneous......................................................    19

                                   ARTICLE VII

                                 INDEMNIFICATION

SECTION 7.01. Survival of Representations and Warranties.........................    20
SECTION 7.02. Indemnification by the Sellers.....................................    20
SECTION 7.03. Indemnification by the Purchaser...................................    21
SECTION 7.04. Limits on Indemnification..........................................    21
SECTION 7.05. Tax Treatment......................................................    21
SECTION 7.06. Third Party Claims.................................................    21
SECTION 7.07. Exclusive Remedy...................................................    22

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Sellers...........................    22
SECTION 8.02. Conditions to Obligations of the Purchaser.........................    23

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination........................................................    24
SECTION 9.02. Effect of Termination..............................................    25

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.01. Expenses..........................................................    25
SECTION 10.02. Notices...........................................................    26
SECTION 10.03. Public Announcements..............................................    27
SECTION 10.04. Severability......................................................    27
SECTION 10.05. Entire Agreement..................................................    27
SECTION 10.06. Assignment........................................................    27
SECTION 10.07. Amendment.........................................................    27
SECTION 10.08. Waiver............................................................    27
SECTION 10.09. No Third Party Beneficiaries......................................    28
SECTION 10.10. Waiver of Jury Trial..............................................    28
SECTION 10.11. Governing Law.....................................................    28
SECTION 10.12. Counterparts......................................................    28
SECTION 10.13. Capacity of Trustees..............................................    29

DISCLOSURE SCHEDULE
         The Disclosure Schedule shall include the following Sections:

3.03              Subsidiaries
3.06              Consents and Approvals
3.07              Litigation
3.09              Taxes
3.11(b)           Financial Statements
3.12              Environmental Matters
4.03              Consents and Approvals
5.01              Conduct of Business Prior to the Closing
8.01(d)           Legal Opinion
8.02 (e)          Legal Opinion
8.02 (f)          Consents and Approvals

                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June __, 2004, between MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED, as Trustee for and on behalf of MACQUARIE GLOBAL INFRASTRUCTURE FUND A ("Trustee 1") and MACQUARIE SPECIALISED ASSET MANAGEMENT 2 LIMITED, as Trustee for and on behalf of MACQUARIE GLOBAL INFRASTRUCTURE FUND B ("Trustee 2" and collectively with Trustee 1, the "Sellers"), and MACQUARIE INFRASTRUCTURE ASSETS INC., a Delaware corporation or its wholly owned subsidiary (the "Purchaser").

                  WHEREAS, the Sellers own all the issued and outstanding shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of MACQUARIE AMERICAS PARKING CORPORATION INC., a Delaware corporation (the "Company");

                  WHEREAS, each of the Sellers in its role as the Trustee for Macquarie Global Infrastructure Funds A and B has the authority to manage, sell, transfer and convey the Shares.

                  WHEREAS, the Company, through its subsidiaries, is engaged in the business of operating and managing the on-site airport parking operations, non-airport parking operations, parking management services, vehicle repair and maintenance services and transportation services at various locations in the United States (the "Business"); and

                  WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. For purposes of this
Agreement:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Actual Cash Balance" means the amount (if any) of the Company and its Subsidiaries cash in hand or in the bank accounts on the Closing Date, in excess of the reserves that the Company is required to maintain under the GMAC Loan Agreement on the Closing Date.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Base Cash Balance" means $2,000,000.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

                  "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

                  "Code" means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future Law.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

                  "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

                  "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

                  "Environmental Laws" means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq.

                  "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

                  "Excluded Taxes" means (i) Taxes imposed on or payable by the Company for any Pre-Closing Periods, (ii) Taxes imposed on or payable by the Company or any Purchaser Indemnified Party as a result of any breach of warranty or representation under Section 3.09 or breach of any covenant herein relating to Taxes and (iii) Taxes of another Person imposed upon or payable by the Company with respect to any taxable period or portion thereof ending on or before the Closing Date.

                  "GMAC Loan Agreement" means the loan agreement entered into on October 1, 2003 amongst Parking Company of America Airports, LLC, PCA Airports, Ltd., Parking Company of America Airports Phoenix, LLC and GMAC Commercial Mortgage Corporation.

                  "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Authorizations" shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement, in each case in connection with the operation of the Business.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnifying Party" means the Sellers pursuant to Section
7.02 and the Purchaser pursuant to Section 7.03, as the case may be, or either party pursuant to Section 7.06.

                  "Knowledge" means the actual knowledge of the executive officers of the Company, Gregory Osborne and Michael Smerdon.

                  "Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Macquarie Global Infrastructure Fund A" means the Series A specialty investment fund managed by Macquarie Specialised Asset Management Limited.

                  "Macquarie Global Infrastructure Fund B" means the Series B specialty investment fund managed by Macquarie Specialised Asset Management 2 Limited.

                  "Material Adverse Effect" means any circumstance, change in or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or any Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, the Company or any Subsidiary or (b) is reasonably likely to materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company or any Subsidiary.

                  "MGIF" means Macquarie Global Infrastructure Funds A and B.

                  "MIAT" means Macquarie Infrastructure Assets Trust.

                  "Minimum Cash Balance" means the Base Cash Balance plus the Tax Cash Balance.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

                  "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Post-Closing Straddle Period" means the portion of a Straddle Period beginning the day after the Closing Date.

                  "Pre-Closing Periods" means any taxable period ending on or before the Closing Date.

                  "Pre-Closing Straddle Period" means the portion of a Straddle Period ending on the Closing Date.

                  "Property Taxes" means real and personal property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item.

                  "Purchase Price Adjustment" means 45% of the amount determined by subtracting the Actual Cash Balance from the Minimum Cash Balance.

                  "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

                  "Straddle Period" means any taxable period beginning before the Closing Date and ending after the Closing Date.

                  "Subsidiaries" means Parking Company of America Airports Holdings, LLC, PCAA Parent, LLC, Parking Company of America Airports, LLC, PCAA GP, LLC, PCAA LP, LLC, PCA Airports, Ltd, Parking Company of America Airports Phoenix, LLC, PCAA Chicago, LLC, PCAA Oakland, LLC, PCAA Properties, LLC and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

                  "Tax" or "Taxes" means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, (ii) any Liability for the payment of any Tax as a result of membership in any affiliated, consolidated, combined or unitary group of corporations and (iii) any transferee or secondary Liability in respect of any Tax (whether imposed by Law or contractual arrangement).

                  "Tax Cash Balance" means a good faith estimate of the amount of Taxes accrued by the Company and its Subsidiaries in the Pre-Closing Straddle Period. Such amount shall be certified by the Sellers in a certificate delivered to the Purchaser one Business Day prior to the Closing Date. Such certificate will be sufficiently detailed so as to facilitate the Purchaser's full and complete understanding of the calculation of the Tax Cash Balance.

                  "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

                  "Trustees" means Macquarie Specialised Asset Management Limited and Macquarie Specialised Asset Management 2 Limited.

                  SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition                                    Location
----------                                    --------
"Agreement" .........................         Preamble
"Basket Amount"......................         7.04
"Business"...........................         Recitals
"Closing"............................         2.03
"Closing Date" ......................         2.03
"Common Stock" ......................         Recitals
"Company"............................         Recitals
"Competing Business" ................         5.12
"Contest"............................         6.04(b)
"Financial Statements". .............         3.11(a)
"Loss"...............................         7.02
"Purchase Price".....................         2.02(a)
"Purchaser" .........................         Preamble
"Purchaser Indemnified Party" .......         7.02
"Seller Indemnified Party" ..........         7.03
"Sellers"............................         Preamble
"Shares" ............................         Recitals
"Tax Indemnity Payments".. ..........         6.03(b)
"Term".. ............................         5.12
"Third Party Claim" .................         7.06
"Transfer Taxes".....................         6.02
"Trustee 1" .........................         Preamble
"Trustee 2" .........................         Preamble

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, free and clear of all Encumbrances, to the Purchaser, the Shares of the Company, and the Purchaser shall purchase the Shares of the Company.

SECTION 2.02. .Purchase Price. (a) In consideration of the sale and transfer of the Shares, the parties hereto agree that, at the Closing, the Purchaser shall pay and the Seller shall receive a total purchase price of $33,000,000 (the "Purchase Price"). The Purchaser shall deduct from the Purchase Price any amounts required to be withheld or deducted under the Code or other applicable Tax Law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

                  (b)The Purchase Price shall be reduced and the Purchaser shall not be required to pay on the Closing Date an amount (if any) equal to the Purchase Price Adjustment.

                  (c) Subject to Section 2.02(a) and (b), the Purchase Price shall be distributed as follows:

                  Macquarie Global Infrastructure Fund A: $16,500,000 less 50% of the Purchase Price Adjustment, if any for 50% of the outstanding Shares; and

                  Macquarie Global Infrastructure Fund B: $16,500,000 less 50% of the Purchase Price Adjustment, if any for 50% of the outstanding Shares.

                  SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time the fifteenth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and 8.02 or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the "Closing Date").

                  SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

                  (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

                  (b) receipts for the Purchase Price;

                  (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of each Seller, of the resolutions duly and validly adopted by the Board of Directors of such Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (d) good standing certificates for the Company and for each Subsidiary from the Secretary of State of the jurisdiction in which such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing;

                  (e) the certificate, dated the Closing Date, contemplated by
         Section 8.01(a); and

                  (f) such other documents and instruments reasonably requested by the Purchaser to consummate the transactions contemplated hereby.

                  SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Sellers the Purchase Price by wire transfer in immediately available funds to a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing;

                  (b) the certificate, dated the Closing Date, contemplated by
Section 8.02(a); and

                  (c) such other documents and instruments reasonably requested by the Sellers to consummate the transactions contemplated hereby.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

                  As an inducement to the Purchaser to enter into this Agreement, each Seller, jointly and severally hereby represents and warrants to the Purchaser as follows:

                  SECTION 3.01. Organization, Authority and Qualification of the Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller and its Board of Directors. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its respective terms. Each Seller has the authority to transfer and convey, valid and legal title of the Shares to the Purchaser.

                  SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws. True and correct copies of the certificate of incorporation and by-laws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

                  SECTION 3.03. Subsidiaries. Section 3.03 of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

                  SECTION 3.04. Capitalization. The authorized capital stock of the Company consists of 1000 shares of Common Stock. As of the date hereof, 24 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Sellers free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable.

                  SECTION 3.05. No Conflict. The execution, delivery and performance of this Agreement by each Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of each Seller, the Company and its Subsidiaries or (b) conflict with or violate any Law or Governmental Order applicable to each Seller, the Company or its Subsidiaries or any of their respective assets, properties or businesses or (c) conflict in any material respect with, or result in any breach of, or constitute a default under any agreement to which such Seller is a party or by which it or any of its assets or properties may be bound or (d) result in or require the creation of any Encumbrance, except for a Permitted Encumbrance, upon the Business and the underlying assets.

                  SECTION 3.06. Consents and Approvals. All material consents which are necessary for the execution, delivery and performance by the Sellers of this Agreement are set forth in Section 3.06 of the Disclosure Schedule. For the avoidance of doubt, the only Consents required as a condition of the obligations of the parties to consummate the Closing are those set forth in
Section 8.02 hereof.

                  SECTION 3.07. Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, there are no material proceedings by any Person or Governmental Authority pending, or, to the Knowledge of each Seller, threatened relating to or affecting the Company, its Subsidiaries or the Business.

                  SECTION 3.08. Compliance with Laws. The Company and its Subsidiaries have conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company and its Subsidiaries except where the failure to do so would have a Material Adverse Effect and the Company and its Subsidiaries are not in any material violation of any such Law or Governmental Order.

                  SECTION 3.09. Taxes. Except as set forth in Section 3.09 of the Disclosure Schedule:

                  (a) The Sellers, the Company and its Subsidiaries have duly and accurately filed when due, including any extensions, all Tax Returns in connection with the Company, its Subsidiaries and the Business. All such Tax Returns are correct and complete in all material respects.

                  (b) The Sellers, the Company and its Subsidiaries have timely paid and discharged any and all Tax obligations with respect to the Company and its Subsidiaries and the Business, whether or not shown on any Tax Return. The Sellers, the Company and its Subsidiaries have timely discharged any and all obligations to withhold and remit any Taxes required to be withheld by or with respect to the Company and its Subsidiaries and the Business.

                  (c) Neither the Sellers nor the Company or any of its Subsidiaries have received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on the assessment or collection of any Tax, or executed or filed with the Internal Revenue Service or any other Taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes against the Company or any of its Subsidiaries.

                  (d) There are no actions, suits, proceedings, audits, investigations or claims pending, in progress, or to the Sellers' Knowledge, threatened against the Company or any of its Subsidiaries with respect to Taxes. There are no Encumbrances for Taxes upon, pending against, or to the Sellers' Knowledge, threatened against the assets of the Business.

                  (e) There are no Tax sharing or Tax allocation agreements with respect to which the Company or any of its Subsidiaries has been or currently is a party.

                  (f) The Company or any of its Subsidiaries is not liable for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, by contract or otherwise liable.

                  (g) The income Tax Returns of the Company and its Subsidiaries have disclosed any Tax positions that, if not disclosed, could give rise to penalties under Section 6662 of the Code (or a similar provision of state or local Tax Law).

                  (g) No claim has been made by a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries in any taxable period ending after the Closing Date.

                  (i) The Company and its Subsidiaries were not, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (j) The Company and its Subsidiaries have not been required to recognize income as a result of any adjustment pursuant to Section 481 of the Code (or a similar provision of state or local Tax Law) by reason of a change in accounting method initiated by the Company, and no Taxing authority has initiated or proposed any such adjustment or change in accounting method. The Company and its Subsidiaries are not required to include in a taxable period ending after the Closing Date income that economically accrued in a taxable period ending on or prior to the Closing Date but that was not recognized for Tax purposes in any prior taxable period.

                  SECTION 3.10. Insurance. Section 3.10 of the Disclosure Schedule contains a list and brief description of all policies of title, property, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind relating to the Business. All such policies
(a) are in full force and effect and (b) are valid, outstanding and enforceable policies.

                  SECTION 3.11. Financial Statements. (a) True and complete copies of the audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year ended as of December 31, 2003, and the unaudited financial statements of the Company and its Subsidiaries for the period ended March 31, 2004 (collectively, the "Financial Statements") have been delivered by the Sellers to the Purchaser.

                  (b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries (except as may be indicated in the notes thereto or in Section 3.11(b) of the Disclosure Schedule) and (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries.

                  (c) Each Seller represents that the Business has been conducted in the ordinary course of business, consistent with past practices of the Company and each Subsidiary, since March 31, 2004.

                  SECTION 3.12. Environmental Matters. (a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule, there are no outstanding and unresolved written notices, pending or, to the Knowledge of each Seller, threatened actions from any Governmental Authority or any other Person alleging that the Business is not being or has not been conducted in material compliance with, or has violated Environmental Laws or alleging that such Seller or the Company has any liability for the Business under the Environmental Laws.

                  (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of each Seller, threatened Environmental Claims, against such Seller or the Company and its Subsidiaries which arise from the operation of the Business, or relate to any real property currently or formerly owned, operated or leased by the Sellers as part of the Business.

                  (c) Except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, each Seller, the Company and its Subsidiaries have obtained all material Governmental Authorizations required under Environmental Laws to operate the Business as currently operated. Section 3.12(c)(ii) of the Disclosure Schedule sets forth a true and complete list of all Governmental Authorizations issued to each Seller or the Company and its Subsidiaries to operate the Business. To the Knowledge of each Seller, Section 3.12(c)(iii) of the Disclosure Schedule describes Governmental Authorizations required under Environmental Laws and issued to others, but upon which Seller relies for the operation of the Business.

                  (d) Except as disclosed in Section 3.12(d) of the Disclosure Schedule, each Seller, the Company and its Subsidiaries are in substantial compliance with all Environmental Laws regarding the Business.

                  (e) The Sellers have furnished to the Purchaser a true and accurate copy of the Phase I Environmental Assessment reports conducted by the Company regarding the Business and dated as listed on Section 3.12(e) of the Disclosure Schedule.

                  (f) Each Seller has furnished to the Purchaser copies of all environmental assessments, reports, audits, and other documents and information in its possession or under its control that relate to any real property currently or formerly owned, operated or leased by such Seller or the Company or its Subsidiaries regarding the Business.

                  (g) Except as set forth in Section 3.12(g) of the Disclosure Schedule, to the Sellers' Knowledge, there has been no Release at any real property currently or formerly owned, operated or leased by any Seller or the Company in connection with the Business for which such Seller, the Company or the Purchaser could be liable under the Environmental Laws, and the real property is not subject to any state or federal environmental lien.

                  (h) Except in connection with the transfer of any Governmental Authorizations listed in Sections 3.12(c)(i) and (ii) of the Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, remedial action or approval is required by any Seller, the Company or any of its Subsidiaries under any Environmental Law in order to consummate the transaction contemplated by this Agreement.

                  (i) To the Sellers' Knowledge, neither Sellers nor the Company or any of its Subsidiaries is listed as, or have been notified that it is, a potentially responsible party under CERCLA or any comparable state statute as a result of the operation of the Business.

                  SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller, the Company or any of its Subsidiaries.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

                  SECTION 4.03. Consents and Approvals. All consents, approvals, ratifications, waiver, Governmental Authorizations or other authorizations required to be obtained from any third party other than such consents, the failure to obtain which will not have a Material Adverse Effect, which are necessary for the execution and delivery by the Purchaser of this Agreement are set forth in Section 4.03 of the Disclosure Schedule.

                  SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Conduct of Business Prior to the Closing. The Sellers covenant and agree that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01 of the Disclosure Schedule, each Seller shall cause the Company and each Subsidiary to (a) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice, (b) not shorten or lengthen the customary payment cycles for any of their payables or receivables, (c) use their best efforts to (i) preserve intact their business organizations and the business organization of the Business, (ii) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (iii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (iv) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships and (d) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of such Seller to be untrue or result in a breach of any covenant made by such Seller in this Agreement.

                  SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, each Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company and the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment and to those officers, directors, employees, agents, accountants and counsel of each Seller, the Company and of each Subsidiary who have any Knowledge relating to the Company, any Subsidiary or the Business and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

                  SECTION 5.03. Confidentiality. Each Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary, (ii) in the event that any Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03,
(iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of each Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of each Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any Seller, its agents, representatives, Affiliates, employees, officers or directors.

                  SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each Seller shall use all commercially reasonable efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                  (b) Each Seller shall or shall cause the Company and the Subsidiaries to give promptly such notices to third parties and use all commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

                  (c) The Purchaser shall cooperate and use all commercially reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser reasonably may deem adverse to the interests of the Purchaser, the Company or any Subsidiary.

                  (d) Each Seller and the Purchaser agrees that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, each Seller will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use all of its commercially reasonable efforts to provide the Purchaser, the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if such Seller provides such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

                  SECTION 5.05. Notice of Developments. Prior to the Closing, each Seller shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such Seller in this Agreement or which could have the effect of making any representation or warranty of such Seller in this Agreement untrue or incorrect in any respect, (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or any Subsidiary and (c) any Material Adverse Effect.

                  SECTION 5.06. No Solicitation or Negotiation. Each Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers, the Company, the Subsidiaries or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or the Assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Such Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Seller agrees not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Seller, the Company or any Subsidiary is a party.

                  SECTION 5.07. Release of Indemnity Obligations. Each Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Subsidiary from any and all obligations to indemnify such Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

                  SECTION 5.08. Further Assurances. (a) Each Seller covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, including the making of any SEC disclosures, necessary or desirable under applicable Law and regulation, as the Purchaser may reasonably request such Seller to take or do in connection with the initial public offering of MIAT or any of its Subsidiaries.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to use and disclose the Financial Statements and other related documents in connection with the initial public offering to be done by MIAT or any of its Subsidiaries.

                  SECTION 5.09. Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

                  SECTION 5.10. Notice of Termination of Initial Public Offering. Purchaser shall immediately notify the Sellers if it has determined, for whatever reason, to terminate or otherwise not pursue the initial public offering of MIAT or any of its subsidiaries in which event Sellers shall have a right of termination as provided in Section 9.01.

                  SECTION 5.11. Company's Obligations. The Purchaser agrees to honor the Company's obligations under paragraph 3 of the letter agreement dated April 2, 2004, and in addition shall extend such offer to the other minority investors of PCAA Parent LLC and Parking Company of America Airports Holdings, LLC, upon similar terms as set forth in this Agreement, including customary representations, warranties, covenants and other provisions reasonably acceptable to the Purchaser.

                  SECTION 5.12. Non-Competition. In order that the Purchaser and the Company may enjoy the full benefit of the airport operations, MGIF agrees that for a period of two (2) years starting on the Closing Date (the "Term"), MGIF and its subsidiaries or Affiliates (individually, collectively, or in any combination, as principal, partner, member, investor, director, officer, agent, employee, consultant or otherwise) will not, without the express written approval of the Purchaser, directly or indirectly, engage in or otherwise have a material direct or indirect interest in any Competing Business. For purposes of this Section 5.12, a business shall be deemed to be a "Competing Business" if it is materially engaged in providing off-airport commercial airport parking and transportation related services at any commercial airport within North America. The parties acknowledge that (i) the restrictions contained in this Section 5.12 are reasonable and necessary in order to protect the Company's and its Subsidiaries' legitimate interests, and (ii) any violation of the restrictions contained in this Section 5.12 would result in irreparable injury to the Purchaser, the Company and its Subsidiaries.

                  SECTION 5.13. Non-Solicitation. During the Term, MGIF agrees not to solicit for, or divert or attempt to divert, directly or indirectly, any business of the Company or any customers or suppliers of the Company. MGIF agrees that during the Term, it shall not solicit or induce any person who at any time within the previous one year period shall have been an employee or independent contractor of the Company to become employed by or associated with any other person, firm or corporation, and MGIF shall not approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action. Additionally, MGIF will not, directly or indirectly, induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate his or her employment or any other relations with the Company.

                                   ARTICLE VI

                                   TAX MATTERS

                  SECTION 6.01. Preparation and Filing of Tax Returns; Payment of Taxes. (a) The Sellers shall prepare and file (in each case, at its own cost and expense and in a manner consistent with past practice) on a timely basis all Tax Returns (including returns for estimated Taxes) for the Company for all Pre-Closing Periods. The Sellers shall timely pay all taxes shown to be due and payable on such Tax returns.

                  (b) Any refund of taxes of the Company which are allocable pursuant to this Agreement to (i) a Post-Closing Straddle Period shall be for the account of the Purchaser and (ii) a Pre-Closing Straddle Period shall be for the account of such Seller. Such Seller shall promptly pay to the Purchaser, and the Purchaser shall promptly pay (or cause to be paid) to such Seller, the amount of any such refund received by such Seller or the Purchaser, as the case may be, to the extent such other party is entitled to such refund pursuant to this Agreement.

                  SECTION 6.02. Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, each Seller shall be solely responsible for paying all property, sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). Each Seller shall procure any stock transfer stamp required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

                  SECTION 6.03. Tax Indemnification. (a) Each Seller shall, jointly and severally, indemnify, defend, and hold harmless the Purchaser Indemnified Parties (including the Company) from and against any and all Excluded Taxes and against any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any such Excluded Taxes.

                  (b) All amounts payable or to be paid under this Section 6.03 (the "Tax Indemnity Payments") shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive such Tax Indemnity Payment.

                  SECTION 6.04. Contests. (a) After the Closing, the Purchaser shall promptly notify each Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Company, which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 6.03; provided, however, that the failure to give such notice will not affect the Purchaser's right to indemnification under this Agreement except to the extent, if any, that, but for such failure, such Seller would have avoided the Tax Liability in question.

                  (b) In the case of an audit or administrative or judicial proceeding (a "Contest") that relates to a Pre-Closing Period, each Seller shall have the right, at its expense, to participate in and control the conduct of such Contest, but only to the extent that such Contest relates solely to a potential adjustment for which such Seller has acknowledged, in writing, its liability under this Agreement to hold the Purchaser and the Company harmless against the full amount of any adjustment which may be made as a result of such Contest. The Purchaser also may participate in any such Contest, and, if such Seller does not assume the defense of any such Contest, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such Contest after five days' prior written notice to such Seller setting forth the terms and conditions of settlement. Notwithstanding anything to the contrary contained in this Agreement, in the event that issues relating to a potential adjustment for which such Seller has acknowledged its liability in writing are required to be contested in the same Contest as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the Contest with respect to the latter issues.

                  (c) In the case of a Contest that relates to a Straddle Period, or otherwise with respect to issues relating to a potential adjustment for which both the Sellers (as evidenced by its written acknowledgement of liability under this Section 6.04), on the one hand, and the Purchaser, on the other hand, could be liable, (i) each of the Sellers and the Purchaser may participate in the Contest, and (ii) such Contest shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 6.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Sellers.

                  (d) Notwithstanding anything to the contrary herein, the Sellers shall not enter into any compromise or agree to settle any claim pursuant to a Contest, which would adversely affect the Purchaser or the Company in a taxable period ending after the Closing Date without the prior written consent of the Purchaser.

                  SECTION 6.05. Miscellaneous. (a) From and after the date of this Agreement, each Seller shall not, without the prior written consent of the Purchaser, make, or cause or permit to be made, any Tax election that would adversely affect the Company in a taxable period ending after the Closing Date.

                  (b) Each Seller and its Affiliates shall provide the Purchaser with such cooperation and information as the Purchaser reasonably may request in connection with any Tax matters relating to the Company, including, without limitation, the filing of any Tax Return or claim for refund, the determination of any liability for Taxes or right to a refund of Taxes or the conduct of any Contest in respect of Taxes. Such cooperation and information shall include, without limitation, providing the Purchaser with copies of any relevant Tax Returns, together with documents relating to rulings or other determinations by Taxing authorities.

                  (c) Notwithstanding any provisions in this Agreement to the contrary, (i) the obligations of each Seller to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Article VI and (ii) the representations and warranties contained in Section 3.09 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE VII
                                 INDEMNIFICATION

                  SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of each Seller contained in this Agreement shall survive the Closing until the earlier of the 18 month anniversary of the Closing or the expiration of the statute of limitation; provided, however, that
(i) the representations and warranties made pursuant to Sections 3.01, 3.02,
3.03 and 3.04 shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.09 shall survive as provided in Section 6.05(c) and (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of any Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to products or inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to such Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  (b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the 18 month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 4.01 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by any Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  SECTION 7.02. Indemnification by the Sellers. Subject to the limitations set forth in Section 7.04 hereof, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be, jointly and severally, indemnified and held harmless by each Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                  (a) the breach of any representation or warranty made by the Sellers contained in this Agreement; or

                  (b) the breach of any covenant or agreement by the Sellers contained in this Agreement.

To the extent that the Sellers' undertakings set forth in this Section 7.02 may be unenforceable, each Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

                  SECTION 7.03. Indemnification by the Purchaser. Subject to the limitations set forth in Section 7.04 hereof, the Sellers and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

                  (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

                  (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Purchaser's undertakings set forth in this Section 7.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

                  SECTION 7.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02,
7.03 or Article VI, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $150,000 (the "Basket Amount"), after which the Indemnifying Party shall be liable for all Losses, including the Basket Amount and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02, 7.03 or Article VI, as the case may be, shall be an amount equal to $2,400,000, net of insurance proceeds.

                  SECTION 7.05. Tax Treatment. All amounts paid under the indemnification provisions of this Agreement shall be treated as adjustments to purchase price for all Tax purposes.

                  SECTION 7.06. Third Party Claims. (a) If any third party shall notify either the Sellers or the Purchaser ("Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other under this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing within 30 days of the receipt of such notice. Such notice will contain in reasonable detail, the nature and the basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party. No delay on the part of the Indemnified

Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby.

                  (b) The Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose any equitable relief upon the Indemnified Party.

                  (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7.06(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld).

                  (e) The Indemnifying Party or the Indemnified Party, as the case may be, who is controlling the defense of the Third Party Claim shall keep the other fully informed of such claim at all stages thereof. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any Third Party Claim.

                  SECTION 7.07. Exclusive Remedy. The indemnification provisions set forth in this Agreement are the exclusive remedies of the Purchaser and the Sellers arising out of or in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

                  SECTION 8.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects. The

         Sellers shall have received a certificate of the Purchaser to such effect signed by a duly authorized executive officer;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Business contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of such Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if such Seller has directly or indirectly solicited or encouraged any such Action; and

                  (d) Legal Opinion. The Sellers shall have received from Shearman & Sterling LLP a legal opinion, addressed to the Purchaser and dated as of the Closing, substantially in the form of Section 8.01(d) of the Disclosure Schedule.

                  SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of each Seller contained in this Agreement (x) that are not qualified by "materiality" or "Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (y) that are qualified by "materiality" or Material Adverse Effect" shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing Date, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by each Seller on or before the Closing Date shall have been complied with and (iii) the Purchaser shall have received a certificate of the Sellers to such effect signed by a duly authorized executive officer;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Business contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

                  (d) FIRPTA Certificate. The Purchaser shall have received from the Sellers at the Closing a certificate, in compliance with Treasury Regulation Section 1.1445-2, certifying that the transactions contemplated by this Agreement are exempt from withholding under
         Section 1445 of the Code.

                  (e) Legal Opinion. The Purchaser shall have received from Dykema Gossett PLLC a legal opinion and from Arnold Bloch Leibler Lawyers and Advisers, a legal opinion, both addressed to the Purchaser and dated as of the Closing, substantially in the form of Section 8.02(e) of the Disclosure Schedule;

                  (f) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement, as listed in Section 8.02(f) of the Disclosure Schedule;

                  (g) Financing. MIAT or any of its Subsidiaries shall have successfully completed its initial public offering of equity securities; and

                  (h) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be deemed to have, a Material Adverse Effect.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the Purchaser if, between the date hereof and the Closing (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of each Seller contained in this Agreement (1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made, (iii) the Sellers shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the Sellers, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that for purposes of Section 9.01(a)(iii) above, Purchaser shall have no right to terminate until Purchaser has notified the Sellers of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof;

                  (b) by the Purchaser in the event (i) the Sellers have within the previous ten (10) business days given the Purchaser any notice of a development pursuant to Section 5.05 above, and (ii) the development that is the subject of the notice has had a Material Adverse Effect;

                  (c) by the Sellers in the event (i) Purchaser shall not have complied in all material respects with the covenants or agreements contained in the Agreement to be complied with by it, provided, however, that Sellers shall have no right to terminate under this Section 9.01(c) until Sellers have notified the Purchaser of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof, and (ii) Purchaser has notified Sellers that it is no longer pursuing the initial public offering of MIAT or its subsidiaries, pursuant to Section 5.10;

                  (d) by either the Sellers or the Purchaser if the Closing shall not have occurred by August 15, 2004; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (e) by either the Purchaser or any Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (f) by the mutual written consent of the Sellers and the Purchaser.

                  SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 10.01 and (b) that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, reasonably incurred and accompanied by invoices, in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Purchaser, whether or not the Closing shall have occurred, provided, however, the Purchaser shall pay the legal expenses incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby, up to an amount of $100,000.

                  SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                  (a)      if to the Sellers:

                           Macquarie Specialised Asset Management Limited 121 King Street West
                           Toronto, Ontario M5H3T9
                           Telecopy: (416) 594 5041
                           Attention: Michael Smerdon

                           with a copy (which shall not constitute notice) to:

                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, MI 48243-1668
                           Telecopy: (313) 568-6832
                           Attention: Aleksandra A. Miziolek, Esq
                           and

                           Macquarie Specialised Asset Management 2 Limited 121 King Street West
                           Toronto, Ontario M5H3T9
                           Telecopy: (416) 594 5041
                           Attention: Michael Smerdon

                           with a copy (which shall not constitute notice) to:

                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, MI 48243-1668
                           Telecopy: (313) 568-6832
                           Attention: Aleksandra A. Miziolek, Esq.

                  (b)      if to the Purchaser:

                           Macquarie Infrastructure Assets, Inc.
                           600 5th Avenue
                           21st Floor
                           New York, New York
                           Telecopy: (212) 581 8037
                           Attention: Peter Stokes
                           with a copy (which shall not constitute notice) to:

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, NY 10022-6069
                           Telecopy: (212) 848-7179
                           Attention: Antonia E. Stolper, Esq.

                  SECTION 10.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

                  SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 10.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between each Seller and the Purchaser with respect to the subject matter hereof.

                  SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of such Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of each Seller.

                  SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Seller and the Purchaser or (b) by a waiver in accordance with Section 10.08.

                  SECTION 10.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

                  SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby
(a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certificates in this Section 10.10.

                  SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

                  SECTION 10.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.13. Capacity of Trustees. The Purchaser acknowledges and agrees that any liability arising under or in connection with this Agreement is limited to and can be enforced against the Trustees only to the extent to which it can be satisfied out of the property of MGIF out of which the Trustees are actually indemnified for their liability. The Purchaser acknowledges that this limitation of the Trustees' liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of the Trustees in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

                  IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         MACQUARIE SPECIALISED ASSET MANAGEMENT
                                         LIMITED,
                                         as Trustee for and on behalf of
                                         MACQUARIE GLOBAL INFRASTRUCTURE FUND A

                                         By: /s/ Gregory Osborne
                                             -----------------------------------
                                             Name: Gregory Osborne
                                             Title: Managing Director

                                         MACQUARIE SPECIALISED ASSET
                                         MANAGEMENT 2 LIMITED,
                                         as Trustee for and on behalf of
                                         MACQUARIE GLOBAL INFRASTRUCTURE FUND B

                                         By: /s/ Gregory Osborne
                                             -----------------------------------
                                             Name: Gregory Osborne
                                             Title: Managing Director

                                         MACQUARIE INFRASTRUCTURE ASSETS INC.

                                         By: /s/ Peter Stokes
                                             -----------------------------------
                                             Name: Peter Stokes
                                             Title: Chief Executive Officer

                                                                     EXHIBIT 2.1


                             AMENDMENT NO. 1 TO THE
                            STOCK PURCHASE AGREEMENT

                           Dated as of August 9, 2004

            THIS AMENDMENT NO. 1 (this "Amendment") between Macquarie Specialised Asset Management Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund A and Macquarie Specialised Asset Management 2 Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund B (the "Sellers") and Macquarie Infrastructure Assets Inc. (the "Purchaser").

            WHEREAS, the Sellers and the Purchaser have entered into a Stock Purchase Agreement dated as of June 7, 2004 (the "Agreement"), the terms defined therein being used herein as therein defined unless otherwise defined herein;

            WHEREAS, the Agreement provides that, subject to the limitations provided therein, the Agreement may be terminated by either the Sellers or the Purchaser if the Closing shall not have occurred by August 15,2004 (the "Termination Date"), and the Seller and the Purchaser wish to amend the Agreement to change the Termination Date to November 30, 2004.

            NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

            SECTION 1. Amendments to the Agreement. The Agreement is hereby amended in accordance with Section 10.07 of the Agreement as follows; in Section 9.01(d), the date "August 15, 2004" is hereby amended to be "November 30, 2004."

            SECTION 2. Effect on Agreement. Except as specifically amended above, the Agreement shall continue to be in full force and effect and is hereby ratified and confirmed.

            SECTION 3. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            SECTION 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named courts.

          IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this amendment to be executed as of the date first written above.

                                         MACQUARIE SPECIALISED ASSET
                                         MANAGEMENT LIMITED,
                                         as Trustee for and on behalf of
                                         MACQUARIE GLOBAL INFRASTRUCTURE
                                         FUND A

                                         By: /s/ Gregory Osborne
                                             ----------------------------------
                                             Name: Gregory Osborne
                                             Title: Managing Director

                                         MACQUARIE SPECIALISED ASSET
                                         MANAGEMENT 2 LIMITED,
                                         as Trustee for and on behalf of
                                         MACQUARIE GLOBAL INFRASTRUCTURE
                                         FUND B

                                         By: /s/ Gregory Osborne
                                             ----------------------------------
                                             Name: Gregory Osborne
                                             Title: Managing Director


                                         MACQUARIE INFRASTRUCTURE ASSETS INC.

                                         By: /s/ Peter Stokes
                                             ----------------------------------
                                             Name: Peter Stokes
                                             Title: Chief Executive Officer


                 [Signature Page: Amendment to PCAA Agreement]

                                                                     Exhibit 2.1


                             AMENDMENT NO. 2 TO THE
                            STOCK PURCHASE AGREEMENT

                          Dated as of November 25,2004

         THIS AMENDMENT NO. 2 TO THE STOCK PURCHASE AGREEMENT (this "Amendment") between Macquarie Specialised Asset Management Limited, as Trustee for and on behalf of Macquarie Global Infrastructure Fund A and Macquarie Specialised Asset Management 2 Limited, as Trustee for and on behalf of Macquarie Global Infrastructure Fund B (the "Sellers") and Macquarie Infrastructure Company Inc. (formerly Macquarie Infrastructure Assets Inc.) (the "Purchaser").

         WHEREAS, the Sellers and the Purchaser have entered into a Stock Purchase Agreement dated as of June 7,2004, as amended by Amendment No. 1 to the Stock Purchase Agreement dated as of August 9,2004 (the "Ameement"), the terms defined therein being used herein as therein defined unless otherwise defined herein;

         WHEREAS, the Agreement provides that, subject to the limitations provided therein, the Agreement may be terminated by either the Sellers or the Purchaser if the Closing shall not have occurred by November 30,2004 (the "Termination Date"), and the Sellers and the Purchaser wish to amend the Agreement to change the Termination Date to February 28,2005.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

         SECTION 1. Amendments to the Ameement. The Agreement is hereby amended in accordance with Section 10.07 of the Agreement as follows: in
Section 9.01(d), the date "November 30, 2004" is hereby amended to be "February 28, 2005."

         SECTION 2. Effect on Agreement. Except as specifically amended above, the Agreement shall continue to be in full force and effect and is hereby ratified and confirmed.

         SECTION 3. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         SECTION 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusivgly in any

New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named courts.

         IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Amendment to be executed as of the date first written above.


                                        MACQUARIE SPECIALISED ASSET
                                        MANAGEMENT LIMITED,
                                        as Trustee for and on behalf of
                                        MACQUARIE GLOBAL INFRASTRUCTURE
                                        FUND A


                                        By: /s/ Gregory Osborne
                                           ---------------------------
                                           Name: Gregory Osborne
                                           Title: Managing Director

                                        MACQUARIE SPECIALISED ASSET
                                        MANAGEMENT 2 LIMITED,
                                        as Trustee for and on behalf of
                                        MACQUARIE GLOBAL INFRASTRUCTURE
                                        FUND B


                                        By: /s/ Gregory Osborne
                                           ---------------------------
                                           Name: Gregory Osborne
                                           Title: Managing Director


                                        MACQUARIE INFRASTRUCTURE COMPANY
                                        INC.


                                        By: /s/ Peter Stokes
                                           ---------------------------
                                           Name: Peter Stokes
                                           Title: Chief Executive Officer






                [Signature Page: Amendment 2 to PCAA Agreement]